                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only


[X] Definitive Proxy Statement


[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           SILICON VALLEY GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).


[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     ---------------------------------------------------------------------------


[X ] Fee paid previously with preliminary materials.


      --------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3) Filing Party:

     ---------------------------------------------------------------------------

     (4) Date Filed:

     ---------------------------------------------------------------------------

                           SILICON VALLEY GROUP, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 20, 1997

     The Annual Meeting of Stockholders of SILICON VALLEY GROUP, INC., a Delaware corporation (the "Company"), will be held at the Company's offices located at 2240 Ringwood Avenue, San Jose, California, on Thursday, February 20, 1997, at 3:00 p.m., Pacific Time, for the following purposes:

        1. To approve an amendment to the Company's Certificate of Incorporation to provide for a classified Board of Directors, divided into three classes with one class to be elected each year.

        2. To elect two Class I directors to serve a term of one year, elect two Class II directors to serve a term of two years, and elect two Class III directors to serve a term of three years, or until their respective successors are elected.

        3. To approve an amendment to the Company's Certificate of Incorporation to require all stockholder action be taken at a meeting of stockholders.

        4. To approve an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting in the election of directors.


        5. To approve the adoption of the Company's 1996 Stock Plan.


        6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on December 23, 1996 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors
                                          LOGO

                                          LARRY W. SONSINI


                                          Secretary



San Jose, California

January 8, 1997

     IMPORTANT: TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           SILICON VALLEY GROUP, INC.

                           101 METRO DRIVE, SUITE 400
                           SAN JOSE, CALIFORNIA 95110

                                PROXY STATEMENT

GENERAL


     The accompanying proxy is solicited by the Board of Directors of Silicon Valley Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 20, 1997, at 3:00 p.m., Pacific Time, or at any adjournment thereof. The meeting will be held at the Company's offices located at 2240 Ringwood Avenue, San Jose, California 95131. The Company's telephone number at that address is (408) 434-0500. At the meeting, only stockholders of record at the close of business on December 23, 1996 will be entitled to vote. On that date, the Company's outstanding capital stock consisted of 30,180,259 shares of Common Stock.


     This Proxy Statement and form of proxy were first sent or given to stockholders on or about January 8, 1997, together with the Company's 1996 Annual Report to Stockholders.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock held on all matters presented at the meeting. However, if any stockholder at the meeting and prior to the voting gives notice of the stockholder's intention to cumulate votes for the election of directors, then all stockholders may (i) cumulate their votes and give any one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which their shares are entitled; or (ii) distribute their votes on the same principle among as many candidates as they choose, up to a maximum of five candidates.

     The cost of solicitation of proxies will be borne by the Company. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile or special letter. In addition, the Company has retained Corporate Investor Communications, Inc. at an estimated cost of $10,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal (other than the proposals to amend the Certificate of Incorporation of the Company).

     PROPOSED AMENDMENTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND
                 BYLAWS TO ADOPT CERTAIN ANTI-TAKEOVER MEASURES


     At the Annual Meeting, the stockholders are being asked to consider several proposals to amend provisions of the Company's Certificate of Incorporation. The Board of Directors of the Company has voted unanimously to authorize the proposed amendments to the Certificate of Incorporation and to recommend such proposed amendments to the stockholders for adoption. The purpose and intended effect of the proposed amendments are to render the Company a less attractive target for unfriendly acquisition by an outsider by making it more difficult for such a person to obtain control of the Company. The Board of Directors believes that the proposed defensive measures are in the best interests of the Company and its stockholders. The proposed amendments are: (i) to classify the Board of Directors into three equal classes serving staggered three-year terms ("Proposal One"); (ii) to provide that stockholder action may be taken only at annual or special meetings of stockholders and not by stockholder written consent ("Proposal Three"); and (iii) to eliminate cumulative voting ("Proposal Four"). The overall impact of the amendment may be to render more difficult or discourage attempts to assume control of the Company by means of a merger or tender offer which is not negotiated with the Board of Directors (even if such transaction would result in a premium over the market price for the shares of Common Stock held by the stockholders or is otherwise favorable to the interests of the stockholders).


     The Board believes that companies can be and are acquired and changes in control of companies can and do occur at prices below realistically achievable levels when boards do not have measures in place to require an acquiror to negotiate the terms of any acquisition directly with the board. Many companies, with stockholder approval, have put provisions in place which effectively require such negotiations. While it is possible for such measures to be misused to resist reasonable takeover actions contrary to stockholders' interests, the Board of Directors of the Company is aware of, and committed to, its fiduciary obligations not to misuse such provisions.

     These proposals are not made in response to any efforts of which the Company is aware to accumulate the Company's stock or to obtain control of the Company. The Board of Directors does not currently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the company.

EXISTING TAKEOVER DEFENSES

     Restated Certificate of Incorporation. Except as described below, the Company's Certificate of Incorporation does not contain provisions the Company intends or knows to have an anti-takeover effect. The Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of authorized but undesignated shares of Preferred Stock, not all of which have been issued or reserved. The authorized and available Common Stock and Preferred Stock could (within the limits imposed by applicable law and the rules of the Nasdaq Stock Market) be issued by the Company and used to discourage a change in control of the Company. Moreover, the undesignated shares of Preferred Stock may be issued by the Board of Directors from time to time without the approval of stockholders and could have rights and privileges which adversely affect voting power or other rights and preferences of the Common Stock. The

Board of Directors has authorized the issuance of 50,000 shares of Preferred Stock designated as Series A Participating Preferred Stock under the circumstances described below.

     Stockholder Rights Plan. On September 25, 1996 the Board of Directors of the Company approved and adopted a stockholder rights plan (the "Rights Plan") and declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock to stockholders of record on October 15, 1996 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Participating Preferred Stock, $0.01 par value per share, at an exercise price of $125.00 in cash per Unit, subject to adjustment (the "Exercise Price"). Pursuant to the Rights Plan, the Rights automatically attach to and trade together with each share of Common Stock. The Rights will not be exercisable or transferable separately from the shares of Common Stock to which they are attached until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (a "Shares Acquisition Date"), or (ii) 10 days following the commencement of a tender offer or exchange offer that would result in an Acquiring Person individually owning 15% or more of the outstanding shares of Common Stock (the earlier of such dates being referred to as the "Distribution Date"). The events described in this paragraph are referred to as "Triggering Events."

     The Rights will expire at the close of business September 25, 2006 unless earlier redeemed or exchanged by the Company in accordance with the Rights Plan. The Rights are redeemable, under certain circumstances, for $0.01 per Right.

     Upon the occurrence of any Triggering Event (other than pursuant to a tender offer for all outstanding shares deemed adequate and in the best interests of the Company and its stockholders by the Board of Directors (a "Permitted Offer") and other than by certain persons who exceed such 15% threshold inadvertently or without an intention to change or influence control of the Company), then each Right (other than the Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of the Company's Common Stock having a then current market value of twice the Exercise Price.

     If, after the Shares Acquisition Date, (i) the Company merges into another entity, (ii) an acquiring entity merges into the Company or (iii) the Company sells more than 50% of the Company's assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Common Stock of the person engaging in the transaction having a then current market value of twice the exercise price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

     Employee Common Stock Option Agreements. The Company's stock option plans contain "change-of-control" provisions requiring the acceleration of stock options and compensation under certain circumstances. While these measures were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company.

     Delaware "Anti-takeover" Statute. The Company is subject to Section 203 of the General Corporation Law (the "Delaware Law"), an antitakeover law. The Delaware Law prohibits the Company from engaging in a business combination with an interested stockholder during the three-year period after the transaction by which the stockholder became an interested stockholder, unless one of three conditions is met. The term "interested stockholder" generally means any owner of 15% or more of the voting stock of the Company, although the term is defined more completely in the statute. The three conditions are (1) approval by the Board of Directors of the Company of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder prior to such transaction, (2) the ownership by the stockholder of more than 85% of the voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder (excluding shares held by directors who are officers or held in certain employee stock plans) and (3) approval of the business combination by the Board of Directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock not owned by the interested stockholder at a meeting of stockholders on or subsequent to the date of such transaction.

     Although this statute offers certain protection against "two-step" acquisitions of the Company, which in the Board of Directors' opinion are often coercively or unfairly structured, it offers no protection against the second step if an acquiror obtains 85% of the voting stock in a tender offer, or if the acquiror simply elects to take control of the Company and wait for three years before completing the second step. Therefore, the statute may not provide adequate protection against coercive and unfair attempts to take control of the Company.

PROPOSED ADDITIONAL TAKEOVER DEFENSES

     The possible anti-takeover effects of the proposed amendments to the Certificate of Incorporation which stockholders are being asked to consider at the meeting are described below. The following summary descriptions of the proposed amendments are not intended to be complete and are qualified in their entirety by reference to the complete texts of the amendments, which appear as ANNEX A.

     Approval of each of Proposals One, Three and Four requires the affirmative vote of holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote in person or by proxy at the Annual Meeting.

     Adoption of each of the proposed amendments also requires the approval of the Board of Directors. The Board of Directors has unanimously voted to approve each amendment.

     If any of Proposals One, Three or Four is adopted by the requisite vote of the stockholders, then elimination or amendment of the defensive measures instituted by such proposals would require approval of 66.67% or more of the outstanding Common Stock.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENTS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF EACH OF THE PROPOSED AMENDMENTS.

                                 PROPOSAL ONE:

                        AMENDMENT TO THE CERTIFICATE OF
                INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS

     The Board of Directors of the Company proposes to amend Article IX of the Company's Certificate of Incorporation to provide that the Board of Directors be divided into three classes of directors serving staggered three-year terms. Currently, directors are elected annually to serve one-year terms ("Proposal One").

     Proposal One would create three classes of directors, each consisting as nearly as possible of one-third of the members of the Board, with one class to be elected each year. Members of all three classes would be elected initially at the 1997 Annual Meeting. If Proposal One is approved and the slate of six directors proposed for election at the 1997 Annual Meeting is elected, they would be elected in three separate classes as follows: two "Class I Directors" would be elected for a term expiring at the 1998 Annual Meeting; two "Class II Directors" would be elected for a term expiring at the 1999 Annual Meeting; and two "Class III Directors" would be elected for a term expiring at the 2000 Annual Meeting. At each annual meeting after the 1997 Annual Meeting, only directors of the class whose term is expiring that year would be required to stand for election, and upon election each such director would serve a three-year term.

     The number of directors to be elected at the 1997 Annual Meeting is six, which is within the range currently specified in the Company's Bylaws for the size of the Board. The Board of Directors has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or any class of directors.


     If Proposal One is approved, the Company's Certificate of Incorporation will be amended to revise Article IX as set forth above. The text of Article IX, as proposed to be revised, is set forth in ANNEX A.



     The Board of Directors of the Company believes that the adoption of Proposal One is advantageous to the Company and its stockholders for a number of reasons. As discussed above, public companies are potentially subject to attempts by various individuals and entities to acquire significant minority positions with the intent either of obtaining actual control by electing their own slate of directors, or of achieving some other goal, such as the repurchase of their shares by the company at a premium. Public companies also are potentially subject to inadequately priced or coercive bids for control through majority share ownership. These prospective acquirors may be in a position to elect the majority of a company's board of directors (or, if cumulative voting is eliminated, its entire board) through a proxy contest or otherwise, even though they do not actually own a majority of a company's outstanding shares at the time. If Proposal One is approved, a majority of the Company's directors could not be replaced by such persons until at least two annual meetings of stockholders have occurred, unless the proponent of removal achieved sufficient votes to remove the entire Board of Directors pursuant to the provisions of Delaware General Corporation Law Section 141. By eliminating the possibility of the sudden removal of the Board, the incumbent Board will be given the time and opportunity to evaluate any proposals for acquisition of control of the Company and assess and develop alternatives without the pressure created by the threat of imminent removal or loss of control, in a manner consistent with their responsibility to the Company's stockholders.


     In addition, by allowing directors to serve three-year terms rather than one-year terms, Proposal One will enhance the continuity and stability of both the composition of the Company's Board of Directors and the policies formulated by the Board. This will enhance the Board's ability to adopt and implement long term business strategies aimed at increasing stockholder value. The Board believes, therefore, that removing the threat of sudden removal will permit it more effectively to represent the interests of all stockholders, including responding to demands or actions by any stockholder or group.


     If Proposal One were adopted, it would generally take at least two annual meetings of stockholders to elect a majority of the Board. Proposal One may therefore discourage persons from attempting to acquire control of the Company without the consent of the Board of Directors because its provisions would operate to delay such person's ability to obtain control of the Board of Directors. In addition, Proposal One would similarly delay stockholders who do not approve of policies of the Board in their attempt to replace a majority of the directors. For the same reason, the adoption of Proposal One may also deter certain mergers, tender offers or other takeover attempts which some or a majority of holders of the Company's voting stock may deem to be in their best interests.

     The Board of Directors of the Company has no knowledge of any present effort to gain control of the Company or to organize a proxy contest. In addition, the Company has not experienced any problems in the past or at the present time with the Board's continuity or stability. However, the Board believes that adopting Proposal One is prudent, advantageous and in the best interests of stockholders because it will give the Board more time to fulfill its responsibilities to stockholders and it will provide greater assurance of continuity and stability in the composition and policies of the Board of Directors. The Board also believes such advantages outweigh any disadvantages relating to discouraging potential acquirors from attempting to obtain control of the Company.

     Approval of Proposal One requires the affirmative vote of a majority of outstanding shares of Common Stock as of the Record Date.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL ONE.

                                 PROPOSAL TWO:

           ELECTION OF TWO CLASS I DIRECTORS, TWO CLASS II DIRECTORS,
                          AND TWO CLASS III DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless the proxy is marked otherwise. All nominees are currently directors of the Company. If a person other than a management nominee is nominated, the proxy holders may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The six candidates receiving the highest number of votes will be elected. The proxy holders have also advised that, in the event any nominee is unavailable for election, which is not currently anticipated, they may vote in accordance with their judgment for the election of substitute nominees designated by the Board.


     If the stockholders approve the proposed amendment to the Company's Certificate of Incorporation providing for the classification of the Board of Directors into three classes, as described above, two Class I Directors (William Martin and Nam Suh) will be elected for a one-year term expiring at the 1998 Annual Meeting of Stockholders, two Class II Directors (William Hightower and Larry Sonsini) will be elected for a two-year term expiring at the 1999 Annual Meeting of Stockholders and two Class III Directors (Papken Der Torossian and Lawrence Tomlinson), will be elected for a three-year term expiring at the 2000 Annual Meeting of Stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal. If this proposed amendment to the Certificate of Incorporation is not adopted, all six directors will be elected for a one-year term expiring at the 1998 Annual Meeting of Stockholders, subject to the election and qualification of their successors and to their earlier death, resignation or removal.


     The following table sets forth information concerning the nominees for director.

                                YEAR   DIRECTOR
             NAME               BORN    SINCE                  PRINCIPAL OCCUPATION
------------------------------  ----   --------   -----------------------------------------------
Papken S. Der Torossian(3)....  1938     1984     Chairman of the Board of Directors since 1991;
                                                  Director since 1984; Chief Executive Officer
                                                  since February 1986; President from 1984 to
                                                  1991. Mr. Der Torossian has previously held a
                                                  variety of management and executive positions,
                                                  including 12 years in engineering management at
                                                  Hewlett-Packard Company.

                                YEAR   DIRECTOR
             NAME               BORN    SINCE                  PRINCIPAL OCCUPATION
------------------------------  ----   --------   -----------------------------------------------
William A. Hightower(l)(2)....  1943     1994     Chairman of the Board of Directors of Cadnet
                                                  Corp. since 1996. Prior to joining Cadnet in
                                                  1996, Mr. Hightower was President and Chief
                                                  Executive Officer of Telematics International,
                                                  Inc. Mr. Hightower also serves as a director of
                                                  Jotan, Inc.
William L. Martin(1)(2)(3)....  1923     1986     Private investor; Chief Executive Officer of
                                                  Plantronics, Inc. prior to his retirement in
                                                  1980; founder and chief executive officer of
                                                  Zehntel, Inc. until 1978.
Larry W. Sonsini..............  1941     1991     Member and Chairman of the Executive Committee
                                                  of Wilson Sonsini Goodrich & Rosati, attorneys.
                                                  Mr. Sonsini also serves as a director of
                                                  Lattice Semiconductor Corporation, Novell,
                                                  Inc., PIXAR, and Pure Atria Corporation.
Nam P. Suh(3).................  1936     1994     Cross Professor of Manufacturing and Mechanical
                                                  Engineering, Head of the Department of
                                                  Mechanical Engineering and Director of the
                                                  Manufacturing Institute at the Massachusetts
                                                  Institute of Technology. Dr. Suh is also the
                                                  Founder and a member of the Board of Trexel,
                                                  Inc. Dr. Suh served as Assistant Director of
                                                  the National Science Foundation from 1984 to
                                                  1988.
Lawrence Tomlinson............  1940     1996     Vice President-Treasurer of Hewlett-Packard
                                                  Company since 1993; Director of Finance and
                                                  Administration for Hewlett-Packard's European
                                                  operations from 1989 to 1993. Mr. Tomlinson was
                                                  appointed to the board in December 1996.

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of Technical Advisory Committee.

     See also "Stock Ownership of Certain Beneficial Owners and Management." A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 filed with the Securities and Exchange Commission. There are no family relationships between any of the Company's directors or executive officers.

     During fiscal 1996, the Board of Directors held seven meetings.

     The standard committees of the Board include an Audit Committee, a Compensation Committee and a Technical Advisory Committee. There is no Nominating Committee.

     The Audit Committee held two meetings in fiscal 1996. The functions of the Audit Committee include recommending appointment of the Company's independent auditors to the Board of Directors and reviewing (i) the scope of the independent auditors' annual audit and their compensation; (ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls; and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     The Compensation Committee held two meetings in fiscal 1996. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel and administers the Company's stock option plans and employee stock purchase plan.

     The Technical Advisory Committee held three meetings in fiscal 1996. The Technical Advisory Committee is responsible for monitoring and assessing the state of the Company's technical operations.

     During fiscal 1996 (or such portion of fiscal 1996 during which a director served as a member of the Board of Directors), no director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

                                PROPOSAL THREE:

             AMENDMENT OF CERTIFICATE OF INCORPORATION TO ELIMINATE ACTIONS OF THE STOCKHOLDERS BY WRITTEN CONSENT WITHOUT A MEETING

     The Board of Directors of the Company proposes to amend the Certificate of Incorporation to add a new provision requiring that stockholder action be taken at an annual or special meeting of stockholders and prohibiting stockholder action by written consent ("Proposal Three"). Under Delaware law, any actions required or permitted to be taken by stockholders may be taken (unless a company's certificate of incorporation otherwise provides) without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of stock having the requisite number of votes. The Company's Certificate of Incorporation currently does not prohibit such action by written consent. Consequently, unless Proposal Three is approved, a person or group of persons holding a majority interest in the Company could take significant corporate action without giving all stockholders notice or the opportunity to vote. Proposal Three would not affect voting by proxy.

     The Board of Directors believes that it is in the best interest of stockholders that all stockholders be advised in advance of any significant corporate action that requires the approval of the stockholders and be given the opportunity to vote. If action by written consent without a meeting is permitted, a majority of the stockholders could consent in writing to certain action without advance notice to other stockholders. Notice of such action provides all stockholders the opportunity to express their views on the proposed action and to persuade other stockholders and management of their support or opposition. The Board of Directors believes that stockholder decisions reached after all stockholders have received notice and have had an opportunity to express their views will be informed decisions and more consistent with the principles of corporate democracy.

     Action by written consent may, in some circumstances, permit the stockholders to take action opposed by the Board of Directors more rapidly than would be possible if a meeting were required. Such action may include proposals to approve offers to acquire the Company or its assets or replace members of the Board of Directors which the Board may oppose. The proposed amendment to the Certificate of Incorporation may therefore complicate or delay any attempt to assume control of the Company without the approval of the Board of Directors. The Board of Directors nonetheless believes that it is important that it be able to give advance notice of and consideration to any such stockholder action and that stockholders be able to discuss at a meeting matters which may affect their rights.

     If stockholders approve Proposal Three, the Board of Directors will amend the Certificate of Incorporation to add a new Article X thereto, requiring that all stockholder actions be taken at a regular or special meeting of the stockholders. The proposed text of Article X of the Certificate is set forth in ANNEX A.

     Approval of Proposal Three requires the affirmative vote of a majority of all outstanding shares of Common Stock as of the Record Date.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL THREE.

                                 PROPOSAL FOUR:

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                         TO ELIMINATE CUMULATIVE VOTING

     Currently, under Article IX of the Certificate of Incorporation, stockholders have the right to cumulate votes in any election of directors. The Board of Directors of the Company has unanimously recommended that the stockholders approve an amendment to the Certificate of Incorporation eliminating Article IX's provision for cumulative voting.

     If cumulative voting is eliminated, the holders of a majority of the shares present at any annual meeting will be able to elect all of the directors to be elected at that meeting. No nominee could be elected without the support of a majority of the stockholders present and voting. Thus, if cumulative voting is eliminated, a person or group of persons holding shares or proxies representing less than a majority of the shares voting for the election of directors will not be able to elect any directors, even though they might have been able to do so if cumulative voting were available. For example, if six directors were to be elected, a stockholder or group of stockholders holding more than one-sixth of the shares voting at the meeting could, by voting cumulatively, elect one director; without cumulative voting such stockholder or group of stockholders would not be able to elect any directors unless holders of more than one-half of the shares voting at the meeting supported the nominees of such stockholder or group of stockholders. Additionally, in the absence of a classified board of directors (see Proposal One) the holders of a majority of the outstanding shares would be able to remove any or all of the directors, even over the objections of stockholders holding a number of shares that would be sufficient to prevent the removal of one or more directors under cumulative voting. Accordingly, the elimination of cumulative voting would (i) permit a majority of the shares voting to elect or remove every director; and (ii) preclude a minority of the shares voting at a meeting from electing or preventing the removal of any director. The elimination of cumulative voting could therefore prevent minority stockholders (even those with substantial holdings but less than a majority) from obtaining representation on the Board of Directors. The elimination of cumulative voting may tend to make achieving a change in control of the Company more difficult by preventing substantial minority stockholders from electing directors.

     The Board of Directors believes that the elimination of cumulative voting is in the best interest of the Company and its stockholders. Public companies are potentially subject to attempts to acquire significant minority positions with the intent either of obtaining actual control by electing their own slate of directors by certain parties, or achieving some other goal, such as the repurchase of their shares by the company at a premium. Because it facilitates minority representation on the Board, cumulative voting makes it easier for an uninvited acquiror or competitor to gain representation on the Company's Board. Even if such a person lacked sufficient shares to actually gain control of the Company, board representation would allow them access to confidential corporation information and could be disruptive. The adoption of Proposal Four will make it more difficult for such a person to gain representation on the Company's Board.

     Another advantage of eliminating cumulative voting is that the Company's Board will be composed of persons representing a majority of the stockholders, rather than directors potentially elected by one or more separate factions of minority stockholders to serve as guardians of narrow or limited interests. The Board, through its nominating process, has selected directors based on their qualifications, their business acumen and their divergent backgrounds. The Board thus selected reflects the broad interests of the Company and its stockholders without the factionalization that can occur when minority stockholders elect board members to represent their special interests. By eliminating cumulative voting, a unified Board, of divergent views and backgrounds, can, in the exercise of its fiduciary duties, examine all options available to the Company and represent all stockholders in evaluating and pursuing those options.

     Approval of Proposal Four requires the affirmative vote of a majority of outstanding shares of Common Stock as of the Record Date.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FOUR.

                                 PROPOSAL FIVE:

                    APPROVAL OF ADOPTION OF 1996 STOCK PLAN


     On October 22, 1996, the Board of Directors adopted the 1996 Stock Plan (the "1996 Plan"). The total number of shares of Common Stock reserved for issuance under the 1996 Plan is 1,500,000, plus 127,610 shares that remain unissued under the Company's 1987 Stock Option Plan (the "1987" Plan) and any shares issued or subject to issuance under the 1987 Plan that are forfeited to the Company under award terms and conditions. The Board has terminated the 1987 Plan as to future grants conditioned upon and effective immediately upon stockholder approval of the 1996 Plan at the Annual Meeting. The Board of Directors believes that adoption of the 1996 Plan is necessary because of the 3,200,000 shares of Common Stock reserved for issuance under the 1987 Plan, only 126,600 shares remained available for grant as of November 29, 1996. Adoption of the 1996 Plan will also allow the Company to take advantage of recent changes in the Securities and Exchange Commission rule governing administration of equity incentive plans, Rule 16b-3, which will provide the Company with greater flexibility in administering the 1996 Plan. As of November 29, 1996, no options or rights to purchase stock had been granted pursuant to the 1996 Plan.


     At the Annual Meeting, the stockholders are being asked to approve the 1996 Plan and the reservation of shares thereunder.

SUMMARY OF THE 1996 PLAN

     General. The purpose of the 1996 Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the 1996 Plan. Options granted under the 1996 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.


     Administration. The 1996 Plan may generally be administered by the Board or the Committee appointed by the Board. To the extent that options granted under the 1996 Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the 1996 Plan will be administered by a committee of two or more "outside directors" within the meaning of Section 162(m). The administrators of the 1996 Plan are referred to therein as the "Administrator."


     Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the 1996 Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the 1996 Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 400,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options or stock purchase rights to purchase up to an additional 300,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock as reported by the Nasdaq National Market (or the closing bid if no sales were reported) on the date the option is granted.


          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 1996 Plan generally vest and become exercisable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 1996 Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), so called "cashless exercises", a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.


          (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.


          (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the 1996 Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before its expiration.


          (e) Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the 1996 Plan expire on the earlier of
     (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.


          (f) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the 1996 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.



          (g) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Administrator.



     Stock Purchase Rights. A stock purchase right gives the purchaser a certain period of time from the date of grant to purchase Common Stock. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement gives the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company is the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.


     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 1996 Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1996 Plan, and the exercise price of any such outstanding option or stock purchase right.


     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion, provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.


     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, the Plan requires that each outstanding option or stock purchase right be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator is required to notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.


     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the 1996 Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the 1996 Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the 1996 Plan without the written consent of the optionee. Unless terminated earlier, the 1996 Plan shall terminate ten years from the date of its approval by the Board.


FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 1996 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

PARTICIPATION IN THE OPTION PLAN


     As of the date of this proxy statement, there has been no determination by the Administrator of the 1996 Plan with respect to future awards under the 1996 Plan. Accordingly, future awards are not determinable. The following table sets forth information with respect to options granted under the 1987 Stock Option Plan (the "1987 Plan") during the fiscal year ended September 30, 1996 to (i) the Company's Chief Executive Officer and the four other Named Executive Officers; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group and (iv) all employees who are not executive officers, as a group. The term of all options outstanding under the 1987 Plan is six to ten years from the date of grant:


                                                                  WEIGHTED          MARKET
                                                                  AVERAGE          PRICE OF
                                         SHARES SUBJECT TO     EXERCISE PRICE     UNDERLYING     DOLLAR VALUE
NAME                                      OPTIONS GRANTED        PER SHARE        SHARES(1)      OF OPTIONS(1)
---------------------------------------  -----------------     --------------     ----------     -------------
Papken S. Der Torossian................        65,000             $ 23.375          $17.75         $       0
                                              185,000(2)            16.125           17.75           300,500
Robert J. Richardson...................        30,000               23.375           17.75                 0
                                               60,000(2)            16.125           17.75            97,500
Edward A. Dohring......................        30,000               23.375           17.75                 0
                                               50,000(2)            16.125           17.75            81,250
Russell G. Weinstock...................        30,000               23.375           17.75                 0
                                               60,000(2)            16.125           17.75            97,500
Steven L. Jensen.......................        20,000               23.375           17.75                 0
                                               40,000(2)            16.125           17.75            65,000
All current executive officers as a
  group                                       265,000               24.741           17.75                 0
(9 persons)............................       565,000(2)            16.125           17.75           918,125
All current directors who are not
  executive                                    20,000               22.781           17.75                 0
officers as a group (4 persons)........        30,000(2)            18.063           17.75                 0
All employees who are not executive
  officers                                    243,050                24.59           17.75                 0
as a group (395 persons)...............       375,114(2)            16.125           17.75           609,560

---------------
(1) Determined on the basis of the market price of the Company's Common Stock as reported by the Nasdaq National Market as of the close of trading on September 30, 1996.

(2) Represents options granted in exchange for cancellation of previously outstanding options with higher exercise prices.

REQUIRED VOTE


     At the Annual Meeting, the stockholders are being asked to approve the adoption of the 1996 Plan. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to approve the adoption of the 1996 Plan. Approval of the 1996 Plan will make effective the termination of the 1987 Plan.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FIVE.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned as of November 29, 1996 by (i) the Chief Executive Officer of the Company, (ii) each director of the Company; (iii) each of the four most highly paid executive officers of the Company earning more than $100,000 in fiscal 1996 (together with the Chief Executive Officer, the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group. No person is known by the Company to own beneficially more than 5% of the Company's Common Stock.


                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL
                                NAME                                  OWNERSHIP        PERCENT(1)
--------------------------------------------------------------------  ----------       ----------
Papken S. Der Torossian.............................................    430,594(2)        1.42
William A Hightower.................................................          0              *
William L. Martin...................................................      5,900(3)           *
Larry W. Sonsini....................................................     12,700(4)           *
Nam P. Suh..........................................................      4,000(5)           *
Robert J. Richardson................................................     21,072(6)           *
Edward A. Dohring...................................................     35,000(7)           *
Russell G. Weinstock................................................     26,401(8)           *
Steven L. Jensen....................................................     47,486(9)           *
All directors and executive officers as a group (13 persons)........    629,771(10)       2.06


---------------
  *   Less than 1%

 (1) Computed on the basis or 30,177,634 shares of Common Stock outstanding as of November 29, 1996 plus, with respect to those persons holding warrant or options to purchase Common Stock exercisable within 60 days of November 29, 1996, the number of shares of Common Stock that are issuable upon exercise thereof.

 (2) Includes 233,120 shares subject to options which are exercisable within 60 days after November 29, 1996 and 2,400 shares held by Mr. Der Torossian's daughter, as to which he disclaims beneficial ownership.

 (3) Includes 4,200 shares subject to options which are exercisable within 60 days after November 29, 1996.

 (4) Includes 12,700 shares subject to options which are exercisable within 60 days after November 29, 1996.

 (5) Includes 4,000 shares subject to options which are exercisable within 60 days after November 29, 1996.

 (6) Includes 21,072 shares subject to options which are exercisable within 60 days after November 29, 1996.

 (7) Includes 35,000 shares subject to options which are exercisable within 60 days after November 29, 1996.

 (8) Includes 22,000 shares subject to options which are exercisable within 60 days after November 29, 1996.

 (9) Includes 46,000 shares subject to options which are exercisable within 60 days after November 29, 1996.

(10) Includes 418,142 shares subject to options which are exercisable within 60 days after November 29, 1996.

COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended September 30, 1996, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.


                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Directors' fees of $1,500 per Board meeting attended and a $2,500 quarterly retainer are paid to directors who are not employees of the Company. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings. Members of the Board committees who are not part of the Company's management receive $500 per committee meeting attended. During fiscal 1996, directors Hightower, Martin, Sonsini and Suh, who were not employees of the Company, were each granted an option to purchase 5,000 shares of Common Stock pursuant to the Option Plan at per share exercise prices of $25.875, $16.75, $16.125 and $32.375, respectively. Upon his first becoming a director in December 1996, Mr. Tomlinson was granted an option to purchase 10,000 shares of Common Stock pursuant to the Option Plan at a per share exercise price of $21.50. In July 1996, options held by Messrs. Der Torossian, Hightower, Martin, Sonsini and Dr. Suh to purchase 185,000, 15,000, 5,000, 5,000 and 5,000 shares, respectively, at exercise prices ranging from $19.56 to $44.50 were canceled, in exchange for issuance of new options with similar terms, except that the exercise prices of the new options granted to Mr. Der Torossian were $16.125 and the exercise prices of the new options granted to directors Hightower, Martin, Sonsini and Suh were $18.063 per share. During fiscal 1996, Messrs. Hightower and Martin and Dr. Suh performed certain consulting services to the Company for which they received fees of $10,000, $26,000 and $73,000, respectively.

EXECUTIVE EMPLOYMENT AGREEMENTS

     On August 1, 1994, the Company entered into a five-year employment agreement (the "Employment Agreement") with Papken S. Der Torossian, Chairman of the Board and Chief Executive Officer of the Company. The Employment Agreement provides for a base salary of $370,000 per annum, or such higher rate as the Company's Board of Directors may determine from time to time, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time, and provides that Mr. Der Torossian shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company. In the event of Mr. Der Torossian's (i) termination of employment by the Company without cause; (ii) termination by the Company within twelve (12) months of a change in control;
(iii) death or disability, or (iv) voluntary termination due to a material reduction in salary or benefits or a material change in responsibilities or a requirement to relocate, Mr. Der Torossian shall be paid an amount equal to 200% of the base salary in effect on the date of such termination plus an amount equal to 200% of the aggregate bonus and car allowance, if any, paid to Mr. Der Torossian for the immediately preceding fiscal year or during the preceding twelve month period, whichever is greater.

     On October 3, 1994, the Company entered into an employment agreement expiring December 31, 1999 (the "Weinstock Agreement") with Russell G. Weinstock, Vice President of Finance, Chief Financial Officer and Assistant Secretary of the Company. The Weinstock Agreement provides for a base salary of $195,000 per annum, or such higher rate as the Company's Board of Directors may determine from time to time, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time (collectively, the "Base Compensation"), and provides that Mr. Weinstock shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company. In the event of Mr. Weinstock's
(i) termination of employment by the Company without cause or (ii) death or disability, Mr. Weinstock shall be paid an amount equal to 150% of the Base Compensation in effect on the date of such termination. In the event that Mr. Weinstock is terminated by the Company within twelve (12) months of a change in control, Mr. Weinstock will be paid an amount equal to 200% of the Base Compensation in effect on the date of such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during fiscal 1996 were Messrs. Hightower and Martin. All members are or were non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee sets, reviews and administers the executive compensation program of the Company and is comprised of the individuals listed below, all of whom are non-employee directors of the Company. The role of the Compensation Committee is to establish and approve salaries and other compensation paid to the executive officers of the Company and to administer the Company's stock option plans and employee stock purchase plan.

     Compensation Philosophy. The Company's compensation philosophy is that cash compensation should be directly linked to the short-term performance of the Company and that longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long-term. The use of stock options clearly links the interests of the officers and employees of the Company to the interests of the stockholders. In addition, the Compensation Committee believes that the total compensation package must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key employees who are critical to the long-term success of the Company.


     Under federal tax laws, the Company is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million in any fiscal year to date. The Compensation Committee may consider adopting policies with respect to this limitation on deductibility when appropriate.


     Components of Executive Compensation. The principal cash components of executive compensation are base salary and cash bonuses.

     Base salary is set based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The Compensation Committee annually conducts surveys of companies in the industry in order to determine whether the Company's executive base salaries are in a competitive range. Generally, salaries are set at the middle of the range. A significant portion of each executive's total compensation is intended to be variable and to relate to and be contingent upon Company performance.


     Bonuses are paid semi-annually to executive officers as recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. In establishing the overall level of executive bonuses, the Compensation Committee considers data from surveys of the bonus amounts paid by other companies in similar businesses. The amount of bonus for each executive consists of an amount which is based upon the operating profit plan and cash flow objectives of the Company approved by the entire Board of Directors at the beginning of the fiscal year. An additional smaller portion of the bonus is discretionary, based upon that executive meeting certain objectives set out for him relating to his area of activity. The operating profit and cash flow components of the bonus plan emphasize the Compensation Committee's belief that, when the Company is successful, the executive's compensation should be higher, but that, conversely, if the Company is not successful and is not profitable, bonuses should be minimal. Depending upon the level of the executive, the Company targets between 40% and 60% of the total compensation to be variable and based upon the Company meeting 100% of its budgetary performance plan. If operating profits were to fall below 70% of plan, no performance bonus would be paid. Each individual executive officer's bonus is determined, based upon the executive's base salary, profitability of the Company, attainment of cash flow objectives and the executive's individual performance.


     The principal equity component of executive compensation is the stock option program. Stock options are generally granted when an executive joins the Company and periodically thereafter. Options vary with the responsibility level of the executive. The initial option granted to the executive vests over a period of four or five years. This vesting period provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. This approach is designed to encourage the creation of stockholder value over the long-term since no benefit is realized from the stock option grant unless the price of the Common Stock rises over a number of years. In addition to the stock option program, all eligible employees of the Company may participate in payroll deduction employee stock purchase plans pursuant to which stock may be purchased at 85% of the fair market value at the beginning or end of each one-year offering period (up to a maximum of $25,000 worth for each calendar year in each enrollment period or 10% of annual compensation under all such plans, whichever is less).



     In July 1996, the Compensation Committee authorized the reduction of the exercise price under options granted to employees, including executives, which had an exercise price higher than the current market price of the Company's Common Stock at the time of the repricing ($16.125). The options granted to employees were designed to provide incentive to the employees to work to achieve long term success for the Company. The decline in the market price of the Company's Common Stock since the date the options were granted frustrated the purpose of the options, and the Committee deemed it to be in the best interests of the Company to allow the reissue of the options to reduce the exercise price to the market price at the time of the reissue. All repriced options are subject to a new four-year vesting period, beginning on the date of reissue.


     Other elements of executive compensation are participation in a Company-wide life insurance program as well as Company-wide medical benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company makes matching contributions under the 401(k) plan based on the amount of the employee's compensation, up to a maximum of 3% of compensation.

     The Compensation Committee believes that the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies.

                                          Compensation Committee of the Board of
                                          Directors

                                          William L. Martin, Chairman
                                          William A. Hightower

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the last three fiscal years to the Company's Chief Executive Officer and to the four other Named Executive Officers:

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                     ANNUAL COMPENSATION(1)           ------------
                                              -------------------------------------   STOCK OPTION
                                     FISCAL                          OTHER ANNUAL        GRANTS       ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS(2)   COMPENSATION(3)   (# OF SHS.)    COMPENSATION
---------------------------------    ------   --------   --------   ---------------   ------------   ------------
Papken S. Der Torossian..........     1996    $510,191   $431,598       $27,125           65,000(8)     $9,082(4)
  Chairman of the Board and                                                              185,000(9)           (4)
  Chief Executive Officer             1995     444,133    445,927        19,733          150,000         2,359
                                      1994     370,000    357,716        20,745          250,000         1,961(5)
Robert J. Richardson.............     1996     249,249    130,644        18,020           30,000(8)        942(5)
  Vice President, New Business                                                            60,000(9)           (6)
  Development and Corporate           1995     206,922    133,659        17,762           48,840        52,459
  Marketing                           1994     184,230    115,056        16,829           20,000           570(5)
Edward A. Dohring................     1996     248,462    139,231        16,851           30,000(8)     45,742(7)
  Vice President, Silicon Valley                                                          50,000(9)           (6)
  Group, Inc. and President, SVG      1995     213,172    137,585        15,420           30,000        13,735
  Lithography Systems, Inc.           1994     185,164    132,434        15,611           20,000         1,234(5)
Russell G. Weinstock.............     1996     245,287    142,442        16,920           30,000(8)      1,151(5)
  Vice President of Finance and                                                           60,000(9)           (5)
  Chief Financial Officer             1995     213,173    147,018        15,420           30,000
                                      1994     183,462    122,025        15,668           25,000           832
                                                                                                           658(5)
Steven L. Jensen.................     1996     231,518    125,884        18,037           20,000(8)        692(5)
  Vice President, Worldwide                                                               40,000(9)           (5)
  Sales and Service                   1995     191,154    125,168        15,854           20,000           507
                                      1994     174,700    109,148        16,287           20,000           431(5)


---------------

(1) Excludes certain perquisites and other amounts which, for any executive officer, in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.


(2) Includes bonus and profit sharing amounts earned during the fiscal year indicated even if such amounts are paid in another fiscal year.

(3) Represents Company matching contributions to the Named Executive Officer's 401(k) plan account, automobile allowances and reimbursement of tax return preparation fees.


(4) Represents income related to split-life insurance premiums paid by the Company for the benefit of the named executive officer and, in the case of Mr. Der Torossian, additional income of $5,910 in whole life insurance.



(5) Represents income related to split-life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Does not include $226,877 in compensation resulting from loan interest forgiveness and tax reimbursement.


(6) For Messrs. Richardson and Dohring, represents $51,783 and $12,198, respectively, for relocation expenses and $676 and $1,537, respectively, for split-life insurance premiums paid by the Company for the benefit of such executive officers.

(7) For Mr. Dohring, represents 43,605 for relocation expenses and 2,137 for split-life insurance premiums paid by the Company for Mr. Dohring's benefit.

(8) Represents options granted under the Company's 1987 Stock Plan.


(9) Represents grants of options in exchange for cancellation of previously outstanding options with higher exercise prices.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 30, 1996:


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE VALUE OF
                                  ---------------------------------------------       ASSUMED ANNUAL RATES OF
                                                 % OF                                 STOCK PRICE APPRECIATION
                                                 TOTAL    EXERCISE                  (THROUGH EXPIRATION DATE)(1)
                                   OPTIONS      OPTIONS    PRICE     EXPIRATION   --------------------------------
              NAME                GRANTS(#)     GRANTED    ($/SH)       DATE      5% PER YEAR($)   10% PER YEAR($)
--------------------------------- ---------     -------   --------   ----------   --------------   ---------------
Papken S. Der Torossian..........  65,000(2)     4.34%    $ 23.375    4/15/2003     $  955,527       $ 2,421,492
                                  185,000(3)    12.35%      16.125    7/16/2003      1,876,071         4,754,333
Robert J. Richardson.............  30,000(2)     2.00%      23.375    4/15/2003        441,012         1,117,612
                                   60,000(3)     4.00%      16.125    7/16/2003        608,456         1,541,946
Edward A. Dohring................  30,000(2)     2.00%      23.375    4/15/2003        441,012         1,117,612
                                   50,000(3)     3.34%      16.125    7/16/2003        507,046         1,284,955
Russell G. Weinstock.............  30,000(2)     2.00%      23.375    4/15/2003        441,012         1,117,612
                                   60,000(3)     4.00%      16.125    7/16/2003        608,456         1,541,946
Steven L. Jensen.................  20,000(2)     1.33%      23.375    4/15/2003        294,008           745,075
                                   40,000(3)     2.67%      16.125    7/16/2003        405,637         1,027,964

---------------

(1) The Potential Realizable Values are calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 1996, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Values are net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of its future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holder's continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(2) These options were granted under the Company's 1987 Stock Option Plan in April 1996 and have an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. Each of the options vests cumulatively over a period of four years from the date of grant.

(3) These options were granted to the Named Executive Officers in exchange for cancellation of previously outstanding options held by such officers. The terms of the new options are substantially similar to those of the previously outstanding options, except that the exercise prices of the new options are significantly lower than those of the canceled options.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF
                                                           UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                                                             AT FISCAL YEAR        OPTIONS AT FISCAL YEAR
                               SHARES                            END(#)                   END(1)(#)
                            ACQUIRED ON        VALUE       -------------------    -------------------------
NAME                        EXERCISE(#)     REALIZED($)    VESTED     UNVESTED      VESTED        UNVESTED
--------------------------  ------------    -----------    -------    --------    ----------     ----------
Papken S. Der Torossian...     82,595        $ 956,923     203,120     350,000    $1,836,290     $1,495,000
Robert J. Richardson......         --               --      18,572      85,268        82,375        236,000
Edward A. Dohring.........         --               --      32,500      81,500       310,750        313,250
Russell G. Weinstock......         --               --      20,500      82,500       189,625        291,062
Steven L. Jensen..........         --               --      46,000      64,000       485,250        291,000

---------------
(1) Represents the difference between the exercise price of the options and the closing price of the Company's Common Stock as reported on the Nasdaq National Market on September 30, 1996.

     The following table summarizes stock options granted to the executive officers of the Company that have been repriced during the past ten fiscal years:


                        TEN YEAR OPTION REPRICING TABLE


                                            NUMBER
                                              OF
                                            SECURITIES MARKET PRICE                                   LENGTH OF
                                            UNDERLYING OF STOCK AT   EXERCISE PRICE     NEW        ORIGINAL OPTION
                                 REPRICING  OPTIONS     TIME OF        AT TIME OF     EXERCISE    TERM REMAINING AT
NAME                               DATE     REPRICED   REPRICING       REPRICING       PRICE      DATE OF REPRICING
-------------------------------  --------   -------   ------------   --------------   -------     -----------------
Papken S. Der Torossian........   7/16/96   150,000     $ 16.125        $ 26.875      $16.125     5 years, 275 days
  Chairman of the Board           7/16/96    35,000       16.125          23.375       16.125     6 years, 273 days
  and Chief Executive Officer    10/29/87   100,000        5.750          13.625        5.750     5 years, 342 days
Robert J. Richardson...........   7/16/96    30,000       16.125          26.875       16.125     5 years, 275 days
  Vice President, New Business    7/16/96    30,000       16.125          26.375       16.125     6 years, 273 days
  Development and Corporate
  Marketing
Edward A. Dohring..............   7/16/96    30,000       16.125          23.375       16.125     6 years, 273 days
  Vice President, Silicon         7/16/96    20,000       16.125          26.875       16.125     5 years, 275 days
Valley
  Group, Inc. and President,
  SVG Lithography Systems, Inc.
Russell G. Weinstock...........   7/16/96    30,000       16.125          23.375       16.125     6 years, 273 days
  Vice President, Finance and     7/16/96    20,000       16.125          26.875       16.125     5 years, 275 days
  Chief Financial Officer         7/16/96    10,000       16.125          19.625       16.125     5 years, 108 days
                                 10/29/87     1,000        5.750           7.750        5.750     5 years, 176 days
                                 10/29/87     1,000        5.750          13.625        5.750     5 years, 342 days
Steven L. Jensen...............   7/16/96    20,000       16.125          26.875       16.125     5 years, 275 days
  Vice President, Worldwide       7/16/96    20,000       16.125          23.375       16.125     6 years, 273 days
  Sales and Service
Jeffrey M. Kowalski............   7/16/96    30,000       16.125          22.625       16.125     5 years, 200 days
  Vice President, Silicon         7/16/96    30,000       16.125          23.375       16.125     6 years, 273 days
  Valley Group, Inc.              7/16/96    10,000       16.125          35.438       16.125     6 years, 97 days
  and President, Thermco          7/16/96    10,000       16.125          26.875       16.125     5 years, 275 days
  Systems Division
Boris Lipkin...................   7/16/96    30,000       16.125          26,875       16.125     5 years, 275 days
  Vice President, Corporate       7/16/96    20,000       16.125          23.375       16.125     6 years, 273 days
                                  7/16/96    10,000       16.125          35.438       16.125     6 years, 97 days
John W. Matthews...............   7/16/96     5,000       16.125          26.875       16.125     5 years, 275 days
  Vice President, Worldwide       7/16/96     5,000       16.125          35.438       16.125     6 years, 97 days
  Service
Edward R. Ward.................   7/16/96    10,000       16.125          23.375       16.125     6 years, 273 days
  Vice President, Corporate       7/16/96     5,000       16.125          35.438       16.125     6 years, 97 days
  Technology                      7/16/96     5,000       16.125          26.875       16.125     5 years, 275 days
David R. Bartlett..............  10/29/87     3,500        5.750           8.000        5.750     5 years, 110 days
  Former Vice President,         10/29/87     3,500        5,750           9,000        5,750     5 years, 250 days
  Human Resources
Charles Desmond................  10/29/87     2,000        5.750           7.750        5.750     5 years, 176 days
  Former Vice President, Sales   10/29/87     3,500        5.750           9.000        5.750     5 years, 250 days
  and Service
James E. Herlinger.............  10/29/87     3,500        5.750           8.000        5.750     5 years, 110 days
  Former Vice President and      10/29/87     3,500        5.750           9.000        5.750     5 years, 250 days
  General Manager, CVD Division
Byron F. McMillan..............  10/29/87   125,000        5.750           9.000        5.750     5 years, 243 days
  Former Executive Vice
  President and Chief Operating
  Officer
Anthony R. Muller..............  10/29/87     3,500        5.750           8.000        5.750     5 years, 110 days
  Former Vice President,         10/29/87     3,500        5.750           9.000        5.750     5 years, 250 days
  Finance and Chief Financial
  Officer
Patrick C. O'Connor............  10/29/87     3,500        5.750           8.000        5.750     5 years, 110 days
  Former Senior Vice President,  10/29/87     3,500        5.750           9.000        5.750     5 years, 250 days
  Corporate Development
Arthur G. Silver...............  10/29/87     3,500        5.750           8.000        5.750     5 years, 110 days
  Former Vice President and      10/29/87     3,500        5.750           9.000        5.750     5 years, 250 days
  General Manager, Track
  Division

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return as compared to the S&P 500 Index and the Russell 2000 Index for the past five fiscal years. The total stockholder return assumes $100 invested at the beginning of the period in Common Stock of the Company, the S&P 500, and the Russell 2000 Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

              AMONG SILICON VALLEY GROUP, INC., THE S&P 500 INDEX

                           AND THE RUSSELL 2000 INDEX

        MEASUREMENT PERIOD            SILICON VALLEY
      (FISCAL YEAR COVERED)             GROUP, INC.          S & P 500         RUSSELL 2000
9/91                                               100                 100                 100
9/92                                                75                 111                 109
9/93                                               166                 125                 145
9/94                                               217                 130                 149
9/95                                               583                 169                 184
9/96                                               268                 203                 208

* $100 INVESTED ON 9/30/91 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH PERKIN-ELMER

     In July 1992, the Company purchased all 1,990,000 shares of the common stock of SVG Lithography Systems, Inc. ("SVGL") held by Perkin-Elmer and a promissory note in the aggregate principal amount of $8,200,000 payable by SVGL to Perkin-Elmer. The purchase price for such shares and note was 10,000 shares of the Company's Series A Preferred Stock. On March 14, 1995, the Series A Preferred Stock was converted into 1,000,000 shares of the Company's Common Stock. The Series A Preferred Stock accrued cumulative quarterly dividends of 7% per annum. During fiscal 1995, the Company issued 27,692 Shares of Common Stock in satisfaction of the quarterly dividend amounts due. On March 23, 1995, the Company, filed a Registration Statement on Form S-3 pursuant to which the Company sold 3,192,606 shares of Common Stock and Perkin-Elmer sold its entire holding of 1,807,394 shares of Common Stock, including 1,000,000 shares from the conversion of the Series A Preferred Stock.

AGREEMENTS WITH EXECUTIVE OFFICERS

     See also "Executive Compensation -- Executive Employment Agreements."

                             EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS


     The Company has four stock option plans that provide for the grant of options to employees and directors of the Company: the 1981 Amended Stock Option Plan, the 1982 Employee Stock Option Plan and the 1984 Stock Option Plan (collectively, the "Plans"), the 1987 Stock Option Plan, as amended (the "1987 Plan") and the 1996 Stock Option Plan (the "1996 Plan"). These plans provide for the grant of "incentive stock options" qualified under Section 422 of the Code as well as nonstatutory options. Since 1981, an aggregate of 5,980,000 shares of Common Stock has been reserved for issuance under the five plans. As of November 29, 1996, options to purchase an aggregate of 1,931,439 shares were outstanding under all the plans, and 1,627,610 shares were available for additional grants. The 1996 Plan was approved by the Board of Directors in October 1996, and is subject to stockholder approval at the Annual Meeting. In the event that the stockholders approve the 1996 Plan at the Annual meeting, no further grants will be made under the 1987 Plan, and all shares remaining available for issuance under the 1987 Plan will be made available for grant under the 1996 Plan.


     The following describes certain terms of the 1987 Plan. For a discussion of the 1996 Plan, see Proposal Five.

     General. The 1987 Plan gives the Board, or a committee which the Board may appoint from among its members, authority to grant options to purchase Common Stock. Options granted under the 1987 Plan may be either "incentive stock options" as defined in Section 422 of the Code, or nonstatutory stock options, as determined by the Board or its committee.

     Purpose. The purpose of the 1987 Plan is to enable the company to grant to key employees and directors an opportunity to acquire Common Stock, thereby providing them with an inducement to remain in the service of the Company, contribute to the Company's success and aid in attracting other capable personnel.

     Administration of the Option Plan. The 1987 Plan is currently administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the other provisions of the 1987 Plan, the Committee has the sole authority to determine (i) the persons to whom options to purchase shares of Common Stock shall be granted; (ii) the number of shares to be granted to each optionee; (iii) the price to be paid for the shares upon the exercise of each option; (iv) the period within which each option may be exercised, including any vesting requirements and (v) the terms and conditions of each stock option agreement to be entered into between the Company and the optionee. The Committee shall have full and complete authority to promulgate such rules and regulations as it deems necessary or desirable for administering and interpreting the 1987 Plan. Any determination, decision, computation or interpretation of the 1987 Plan by the Committee shall be conclusive as to any interested person.

     Eligibility. The 1987 Plan provides that options may be granted to key employees and directors, including Outside Directors. Incentive stock options may be granted only to employees.

     Outside Directors' Options. The 1987 Plan provides that, with respect to Outside Directors, nonstatutory options shall be automatically granted to Outside Directors on a yearly basis in order to provide an incentive to Outside Directors of the Company (the "Automatic Grant Program"). Each Outside Director will receive (i) upon becoming a director, an option to purchase 10,000 shares of Common Stock and (ii) upon the date of each anniversary of becoming a director of the Company, an option to purchase 5,000 shares of Common Stock. Options granted to Outside Directors have a term of ten years from the date of grant and are exercisable only during the time the optionee remains a director or within one year thereafter (but not beyond expiration of the option term and only to the extent vested at the date of termination).

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the optionee and the Company and is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

          (a) Option Price. The price to be paid for shares of Common Stock upon the exercise of an option granted under the 1987 Plan is determined by the Committee at the time the option is granted but shall in no event be less than the closing price on the Nasdaq National Market for the date the option is granted (or if there was no trade on such date, then the closing price on the most recent date on which trading in the Common Stock occurred).

          (b) Period of Option. The period within which an option may be exercised is determined by the Committee at the time the option is granted but must not exceed ten years from the date the option is granted. Options granted to Outside Directors pursuant to the Automatic Grant Program expire ten years from the date of grant. No option may be exercised by any person after such expiration.

          (c) Payment for Stock. Payment for each share of Common Stock purchased under an option may be made (i) in cash; (ii) in shares of Common Stock owned by the optionee (other than Common Stock acquired by the optionee within six months preceding the payment date pursuant to any Company stock option, stock purchase or other stock incentive plan) or
     (iii) a combination of such Common Stock and cash, unless the Committee requires that payment be made in cash.

          (d) Stock Appreciation Rights. The Committee, in its discretion, may provide that any option by its terms may permit the participant, upon exercise of an option, to elect, in lieu of payment for stock, to receive payment from the Company in (i) cash equal to the excess of the value of one share over the option price times the number of shares as to which the option is exercised; (ii) the number of full shares having an aggregate value equal to the cash amount calculated under alternative (i) or (iii) any combination of cash and Common Stock having an aggregate value equal to the cash amount calculated under alternative (i).

          (e) Nontransferability of Options. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

          (f) Value Limitation. The aggregate fair market value (determined as of the time the option is granted) of all shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

          (g) Effective Date of Grant. The date of grant of options under the 1987 Plan shall be deemed to be the date of the action by the Committee, notwithstanding that issuance of the option may be conditioned on the execution of a stock option agreement.

     Performance-Based Compensation Limitation. No employee may be granted, in any fiscal year, options to purchase more than 250,000 shares. The foregoing limitation, which will be adjusted proportionately in connection with any change in the Company's capitalization (such as a stock split), is intended to satisfy the requirements applicable to options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. In the event that the Board or its committee determines that such limitations are not required to qualify options as performance-based compensation, the Board or its committee may modify or eliminate such limitations.

     Adjustment Upon Changes in Capitalization. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, mergers, split-ups, consolidations, recapitalizations, reorganizations or like events (as determined by the Committee), an appropriate adjustment will be made by the Committee in the number of shares of Common Stock reserved under the Option Plan and in the number of shares of Common Stock and the option price per share specified in any stock option agreement with respect to any unpurchased shares. The determination of the Committee as to which adjustments shall be made shall be conclusive.

     Amendment and Termination of the 1987 Plan. The Board may amend the 1987 Plan at any time, except that without the approval by vote of the holders of a majority of the Company's common shares represented and entitled to vote at a duly held meeting (i) the number of shares of Common Stock that may be made available under the 1987 Plan may not be increased and (ii) the class of persons eligible to be granted options under the 1987 Plan may not be changed.

     The material terms of each of the Plans are substantially the same as the terms of the 1987 Plan described above.

     The Plans may be administered by the Board of Directors or by a committee of the Board, and are currently being administered by the Compensation Committee. An option may be granted to a director only by action of the Board with a majority of the Board and a majority of the directors acting in the matter being disinterested persons within the meaning of Rule 16b-3 under the Exchange Act. Under the 1981 Amended Stock Option Plan and 1982 Employee Stock Option Plan, a non-employee director may not receive an option. The exercise price for all options must be at least equal to the fair market value of the shares on the date of grant. The Plans also authorize stock appreciation rights in connection with the exercise of an option, but none have been granted.

PROFIT SHARING PLAN

     The Company maintains a profit sharing plan under which a cash bonus is paid quarterly to eligible employees equal to a percentage of their base salary. All domestic and certain other employees working at least 30 hours per week with three months continuous service, with the exception of employees participating in the sales commission program, are eligible to participate in the plan. Profit sharing payments totaling $7,235,000 were made during fiscal 1996.

CASH OR DEFERRED PROFIT SHARING PLAN (401(K) PLAN)

     The Company's Cash or Deferred Profit Sharing Plan is intended to be a qualified retirement plan under Section 401(k) of the Code. Under this plan, a participating employee may contribute up to 17% of such employee's compensation, but not exceeding the amount allowed for employee deferrals under applicable tax laws ($9,500 in calendar 1996), and the Company may contribute an additional amount for the employee's account. All domestic employees of the Company are eligible to participate in the plan. The Company's contributions on behalf of employees who have been employed with the Company for at least five years are fully vested. If an employee has been employed less than five years, 20% of the Company contribution times the number of years of service to the Company vests immediately and the balance vests in equal annual increments until the fifth anniversary of employment (based on continued service to the Company). If a participant's employment is terminated prior to one year of service, the entire Company's contribution is forfeited.

LIFE INSURANCE PLAN


     The Company pays the premiums on a group term life insurance policy for all regular full-time employees who have worked for the Company for 90 days. The amount of coverage under this plan is equal to one times annual salary. The first $50,000 of coverage for executive officers is provided in the same manner as for other employees of the Company. Additional coverage for officers is provided through individual split dollar policies on which the Company pays the premiums. A substantial portion of the cost of the premiums paid each year is offset by increases in the cash value of the policy. In the event that the policy is not surrendered for cash value, but rather death benefits are paid, the Company also recovers an amount sufficient to offset the amount of premiums previously paid under the policy.


STOCK PURCHASE PLAN


     The 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors of the Company in October 1995, and approved by the stockholders in February 1996. 1,000,000 shares were reserved for issuance under the 1996 Purchase Plan. The 1996 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The purpose of the 1996 Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock of the Company at discounted prices through payroll deductions. As of December 1, 1996, approximately 2,627 employees were eligible for the 1996 Purchase Plan.


     The 1996 Purchase Plan is administered by the Compensation Committee of the Board of Directors. The 1996 Purchase Plan is implemented by overlapping 12-month offering periods that commence on April 1 and October 1 of each year. Shares are purchased on the last business day of each offering period (a "purchase date") unless a participant withdraws from the offering period prior to such purchase date. The price per share at which shares are purchased in an offering under the 1996 Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of the 12-month offering period (the "Entry Price"); or (ii) 85% of the fair market value of a share of Common Stock on the purchase date (the "Ending Price").

     The purchase price of the shares is accumulated by payroll deductions over the offering period. Under the 1996 Purchase Plan, deductions may not exceed 10% of a participant's compensation, including amounts deferred in multiple offering periods under the 1996 Purchase Plan and/or the Old Purchase Plan. A participant may not make additional contributions to his or her account.

     Termination of a participant's employment for any reason, including failure to be scheduled to work at least 20 hours per week, retirement or death, cancels the participant's participation in the 1996 Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or to his or her beneficiaries without interest. In the event of a sale or merger of the Company to or into another corporation, the offering periods then in progress shall be shortened and shall terminate immediately prior to the consummation of such transaction.

                    STOCKHOLDER PROPOSALS TO BE PRESENTED AT
                            THE NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by the Company at 101 Metro Drive, Suite 400, San Jose, California 95110 no later than September 11, 1997 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                              INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending September 30, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to any questions.

                                 OTHER BUSINESS

     At this time management knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the proxy holders named in the accompanying proxy intend to vote the proxies on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
January 8, 1997

                                    ANNEX A

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           SILICON VALLEY GROUP, INC.

     Russell G. Weinstock and Aaron J. Alter hereby certify that:


     FIRST: They are the Chief Financial Officer and Assistant Secretary, respectively, of Silicon Valley Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").



     SECOND: That resolutions were duly adopted by the Board of Directors of the Corporation (in accordance with Section 141 of the General Corporation Law of the State of Delaware) setting forth the proposed amendments of the Restated Certificate of Incorporation of the Corporation in effect immediately preceding this Certificate of Amendment (the "Certificate"), declaring said amendments to be advisable, and calling for the solicitation of the approval by affirmative vote of the stockholders of the Corporation. The resolutions setting forth the amendments were as follows:


     RESOLVED: That Article IX of the Certificate shall be amended in its entirety to read as follows:

                                      "IX

     Section 1. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at the next stockholders' meeting called and held in accordance with the Delaware General Corporation Law. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designed Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected at the annual meeting of stockholders approving the adoption of this Article IX. At each subsequent annual meeting directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as is practicable.

     Section 2. The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

     Section 3. Vacancies occurring on the Board of Directors for any reason may be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified."

     RESOLVED FURTHER: That new Article X shall be added to the Certificate to read as follows:

                                       "X

     Stockholders must take any actions at a duly called annual or special meeting rather than by written consent."

     THIRD: That, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute and the Certificate were voted in favor of the adoption of said amendments.



     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     This Certificate of Amendment of the Certificate of Incorporation may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, Silicon Valley Group, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Russell G. Weinstock, its Vice-President of Finance and Chief Financial Officer and attested to by Aaron J. Alter, its Assistant Secretary, this

----- day of February, 1997.


                                          SILICON VALLEY GROUP, INC.
                                          A Delaware Corporation

                                          By:

                                          --------------------------------------
                                               Russell G. Weinstock
                                               Vice-President of Finance and
                                               Chief Financial Officer

ATTEST:

By:
----------------------------------------
     Aaron J. Alter
     Assistant Secretary

                                      LOGO



(LOGO)printed on recycled paper

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                -------------------------------------------------

                           SILICON VALLEY GROUP, INC.
                  PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 20, 1997

         The undersigned stockholder of Silicon Valley Group, Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 1997 Annual Meeting of Stockholders of the Company to be held on February 20, 1997 at 3:00 p.m., Pacific Time, at the Company's offices located at 2240 Ringwood Avenue, San Jose, California (telephone (408) 434-0500), and hereby revokes all previous proxies and appoints Papken S. Der Torossian and Russell G. Weinstock, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

1. Proposal to approve an amendment to the Company's Certificate of Incorporation to provide for a classified Board of Directors, divided into three classes with one class to be elected each year.

                               [ ]  FOR     [ ] AGAINST     [ ] ABSTAIN

2. Election of two Class I directors, two Class II directors and two Class III directors

         [ ] FOR all the nominees listed below (except as indicated).
         [ ] WITHHOLD authority to vote for all nominees listed below.

         IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

         PAPKEN S. DER TOROSSIAN, WILLIAM A. HIGHTOWER, WILLIAM L. MARTIN, LARRY W. SONSINI, NAM P. SUH, LAWRENCE TOMLINSON.

3. Proposal to approve an amendment to the Company's Certificate of Incorporation to require all stockholder action to be taken at a meeting of stockholders.

                               [ ]  FOR     [ ] AGAINST     [ ] ABSTAIN

4. Proposal to approve an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting in the election of directors.

                               [ ]  FOR     [ ] AGAINST     [ ] ABSTAIN

                                    (Continued and to be signed on reverse side)

5.       Proposal to approve the adoption of the Company's 1996 Stock Plan.


                               [ ]  FOR     [ ] AGAINST     [ ] ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.



THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.



                                 Dated _______________________, 1997

                                 Signature: ___________________________________

                                 Signature: ___________________________________


                                 I Plan to attend the meeting:       [  ]



(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)


     TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN
           AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.